UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CHARMING SHOPPES, INC.
(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II, L.P., SERIES Q
CRESCENDO INVESTMENTS II, LLC
CRESCENDO PARTNERS III, L.P.
CRESCENDO INVESTMENTS III, LLC
ERIC S. ROSENFELD
MYCA PARTNERS INC.
MYCA MASTER FUND, LTD.
ROBERT FRANKFURT
ARNAUD AJDLER
MICHAEL APPEL
CHARMING SHOPPES FULL VALUE COMMITTEE

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The Charming Shoppes Full Value Committee (the “Committee”), together with the other participants named herein (as defined below), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Charming Shoppes, Inc. (“Charming Shoppes”).

Item 1: On April 23, 2008, the Committee sent the following letter to the shareholders of Charming Shoppes:

ATTENTION CHARMING SHOPPES, INC. SHAREHOLDERS

Vote the enclosed WHITE proxy card
FOR
The Charming Shoppes Full Value Committee’s Director Nominees

April 23, 2008

Dear Fellow Shareholders:

IT IS TIME FOR A CHANGE!

The existing Charming Shoppes Board has overseen a dramatic deterioration and precipitous decline in both the Company’s operating and stock performance.  It is becoming increasingly clear to us, and we hope to you, that this Board will say and do anything to entrench itself and senior management.  First, the Company filed a baseless lawsuit aimed at deterring our proxy contest and blocking the democratic process.  Then, the Company unsuccessfully attempted to subpoena 17 third parties, including a number of its largest shareholders.  Now, the Charming Shoppes Board is engaging in a “spin” campaign littered with misleading propaganda, half-truths, scapegoats and disinformation.  Do not be misled!

All the carefully spun “home-cooked” numbers in the world can’t hide the fact that over the last 12 years since Ms. Dorrit Bern, the Company’s current Chairman, President and CEO, became Chief Executive Officer of the Company, Charming Shoppes’ stock price has decreased approximately 7% despite more than $1 billion reinvested in the business through capital expenditures and acquisitions.  Despite such substantial destruction of shareholder value, Ms. Bern and her hand-picked directors have the audacity to pat themselves on the back and tell us that Charming Shoppes has “benefited immensely” from their leadership.  It is time for a reality check!

THE CURRENT BOARD IS ONLY TELLING YOU WHAT IT WANTS YOU TO HEAR!

This Board would have you believe that it has “managed successfully” and positioned the Company for “sustainable and profitable growth.”  Do not be fooled.  This Board cannot conceal the plain truth about the Company’s disastrous performance.  Consider the following:

THEY SAY:  The Company’s share price outperformed the S&P 500 Index for fiscal years 2003 through 2006.

WHAT THEY DON’T WANT YOU TO HEAR:  The Company is talking about the stock performance between 2003 and 2006 when we are now in April 2008 and the stock price is reaching a multi-year low.  Here are some relevant metrics the Company would like you to overlook:

•	In the last year alone the Company’s stock price has sunk almost 65%, more than double that of the S&P Retail Index.

•	On April 20, 2007, the Company’s share price closed at $12.30. Yesterday, the Company’s share price closed at $4.31.

THEY SAY:  The Company has streamlined its business operations and reduced capital expenditures over the last year.

WHAT THEY DON’T WANT YOU TO HEAR:  The Company is taking credit for adopting and implementing a few of the initiatives that were first proposed by a member of the Committee in a letter to the Board last year. Yet, the Company states in its latest investor presentation that the “dissidents have not proposed any new ideas.” Here is yet another idea for the Company in addition to the litany of ideas we have already proposed:

Charming Shoppes should change its focus from Growth to Return on Capital.  For years, the Company has focused on growth for the sake of growth, creating an unfocused and underperforming Company that includes 7 retail concepts and 10 catalog businesses.

Among other things, the Committee wants to review why Charming Shoppes has subpar return on capital and why its EBITDA margins are so much lower than its peers. Unlike what the Company tells you, the Committee doesn’t intend to put the Company into debt or engage in short-term financial reengineering that could damage the Company over the long term. Make no mistake about it – our incentives are 100% aligned with all shareholders of the Company. In its latest presentation, the Company says that the dissident strategies “will disrupt Charming Shoppes’ plan to build long-term value for its shareholders”. We find this statement pretty ironic coming from a Board and senior management team that have overseen such destruction of shareholder value.  Such a statement also highlights the existing Board’s complete misunderstanding of a basic financial concept, namely the importance of return on capital.

THEY SAY:  EBITDA margins are growing at Lane Bryant and Catherine Plus Sizes.

WHAT THEY DON’T WANT YOU TO HEAR:  The Company’s EBITDA margins are consistently the lowest among its peers1 despite several advantages that should benefit the Company’s margins relative to its peers.  That the Company’s margins are significantly lower than its peers even though they include earnings from the Company’s credit card and bank business is indicative of just how poor the Company’s core retail operating performance has been.  We believe that this is due to poor merchandising decisions, execution missteps and overblown corporate expenses.

THEY SAY:  The Board and senior management team continue to focus on the Company’s core brands.

WHAT THEY DON’T WANT YOU TO HEAR:  Over the past three years, the Board has been focused on non-core initiatives, such as the Crosstown Traders acquisition, the launch of Petite Sophisticate, the purchase of new receivables for its in-house credit card business and other new growth initiatives, rather than on optimizing its core brands and assets.  Ask yourself how Figi’s, a food catalog, relates to the core business of a women’s apparel retailer.  We also do not understand why the Company continues to own and manage a proprietary credit card and bank business when almost every other retailer in America that offers credit cards has either sold such business or outsourced it.   Could it be that the Company keeps the profitable credit card business so it can mask how poorly its core retail businesses have been performing?

1 Peer group consisting of Chico’s, Christopher & Banks, Dress Barn, Ann Taylor, Debs Shop and Cato Corp.

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A CLOSER LOOK AT CROSSTOWN TRADERS

The acquisition of Crosstown Traders, a non-core catalog business, is a perfect example of this Board’s track record of poor capital allocation, failure to focus on core assets and improper oversight of the Company’s operations.

•
The Company acquired Crosstown Traders, a non-core asset, for approximately $261 million only to see Crosstown Traders’ revenue decline 11% (despite the addition of Lane Bryant Catalog) and an EBITDA loss of $2 million.

•	The Company recently wrote down the value of Crosstown Traders by $98.2 million, or almost 40% of the purchase price.

•
The Company has finally now admitted in an investor presentation filed last week that the integration of Crosstown Traders “took longer than expected” and that there were “execution missteps” in the consolidation of its apparel catalog titles.

Ask yourself how this bungled acquisition positioned the Company for sustainable and profitable growth!  Was it really prudent or necessary to pay more than $260 million, or 8.9x EBITDA, to acquire the infrastructure to run the Lane Bryant catalog when the Company could have instead generated free cash flow by licensing out the Lane Bryant name to a catalog-focused company?

The Company is finally acknowledging the need to sell non-core assets by exploring strategic alternatives for its 8 non-core misses apparel catalogs.  We have been urging the Board to explore non-core asset sales all along.  We are concerned, however, that the Company may not be conducting a full competitive process to maximize the value of these assets and may instead, urgently sell these assets before the annual meeting at too low a price just to be able to say that they have taken some actions.  We also find it curious that the Company has not announced that it is exploring strategic alternatives for its non-core apparel catalogs other than a brief mention tucked away in its recent investor presentation.

THE CURRENT BOARD CONTINUES TO BLAME EVERYONE AND EVERYTHING FOR THE COMPANY’S DREADFUL PERFORMANCE EXCEPT ITSELF!

IT IS TIME FOR ACCOUNTABILITY

Enough is enough!  How many scapegoats will this Board continue to blame for its execution missteps and the Company’s poor performance?   For the past five years, managers at the senior divisional level of the Company have been made to take the fall for the operational miscues of this Board and senior executive team.  What else could explain why there have been so many management changes at the senior divisional level over the past 5 years, yet no changes in the senior executive team?

Now, this Board is blaming the current economic environment for the Company’s disastrous performance.  Ask yourself whether the current economic downturn is responsible for Lane Bryant’s approximately 10% decline in consolidated comparable same store sales over the last 6 years.   Also ask whether the current economic downturn is responsible for the poor integration and execution missteps with Crosstown Traders.  We do not understand why this Board has continued to give senior executives a free pass.  Who or what will they blame next as the operating performance of the Company continues to deteriorate?  Please sign, date and return the enclosed WHITE proxy card today.

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YOU HAVE THE OPPORTUNITY TO PROTECT YOUR INVESTMENT

Our nominees, if elected, will work with the Board to re-evaluate senior management’s plan.  They will appropriately represent the shareholder’s best interests.

If elected, our nominees will ask the tough questions and work tirelessly with the other members of the Board to:

•	Focus senior management on improving the underperforming retail operations;

•	Focus on merchandise improvements to appeal to the Company’s core customer base;

•	Explore the sale of non-core assets to simplify the business and improve the Company’s balance sheet; and

•	Buy back a significant amount of shares with cash flow from operations and cash raised through asset sales. We have no intention to push the Company into debt.

DON’T RISK YOUR INVESTMENT ON THE CURRENT BOARD’S IRRESPONSIBLE OVERSIGHT

We urge all shareholders to elect our experienced director nominees on the enclosed WHITE proxy card today.  Vote today for much needed change at Charming Shoppes by signing, dating and returning the enclosed WHITE proxy card today.  We urge shareholders to discard any proxy materials you receive from Charming Shoppes and to vote only the enclosed WHITE proxy card.

If you have already voted management’s gold proxy card, you have every right to change your vote by executing the enclosed WHITE proxy card – only the latest dated proxy card you return will be counted.

Your vote is very important, regardless of how many or how few shares you own.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitors, D.F. King & Co., Inc. toll-free at (800) 735-3107.

We thank you for your consideration and look forward to the responsibility of representing our collective interests to maximize value for all Charming Shoppes stockholders.

Thank you for your support,

The Charming Shoppes Full Value Committee

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